EXHIBIT 99.1

PREMIERWEST BANCORP RECEIVES NASDAQ NOTIFICATION

RELATED TO MINIMUM BID PRICE

MEDFORD, OR, March 19, 2010 (GLOBE NEWSWIRE) – PremierWest Bancorp (Nasdaq: PRWT), the parent company of PremierWest Bank, today announced that it received written notice on March 15, 2010 from The NASDAQ Stock Market (“Nasdaq”) indicating that the Company is not in compliance with the $1.00 minimum bid price requirement for continued listing on The Nasdaq Capital Market, as set forth in Listing Rule 5550(a)(2). The notice has no effect on the listing of the Company’s common stock at this time, and the Company’s common stock will continue to trade on The Nasdaq Capital Market under the symbol PRWT.

The Company will be provided 180 calendar days, or until September 13, 2010, to regain compliance. To regain compliance, the bid price of the Company’s common stock must close at $1.00 or higher for a minimum of 10 consecutive business days within the stated 180-day period. If the Company is not in compliance by September 13, 2010, the Company may be afforded a second 180 calendar day grace period if it meets The Nasdaq Capital Market initial listing criteria (except for the minimum bid price requirement), as set forth in Listing Rule 5810(c)(3)(A)(ii). If it otherwise meets the initial listing criteria, Nasdaq will notify the Company that it has been granted an additional 180 calendar day compliance period.

If the Company does not regain compliance within the allotted compliance period(s), including any extensions that may be granted by Nasdaq, the Company’s common stock will be subject to delisting from The Nasdaq Capital Market. The Company would then be entitled to appeal the Nasdaq Staff’s determination to a Nasdaq Hearings Panel and request a hearing.

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (Nasdaq: PRWT) is a financial services holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary PremierWest Bank. PremierWest Bank offers expanded banking-related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.